Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-220511

October 13, 2017

Qudian Inc.

Qudian Inc., or our company, has filed a registration statement on Form F-1, including a prospectus, with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents our company has filed with the SEC for more complete information about our company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may obtain these documents and other documents our company has filed for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, we or any underwriter or any dealer participating in the offering will arrange to send you the prospectus, if you request it, by calling Morgan Stanley & Co. International plc at 1-866-718-1649, Credit Suisse Securities (USA) LLC at +1-800-221-1037, Citigroup Global Markets Inc. at +1-800- 831-9146, China International Capital Corporation Hong Kong Securities Limited at +1-646-794-8800, or UBS Securities LLC at +1-888-827-7275. You may also access our company’s most recent preliminary prospectus dated October 3, 2017, which is included in Amendment No. 2 to our company’s registration statement on Form F-1, as filed on October 3, 2017, or Amendment No. 2, by visiting EDGAR on the SEC website at http://www.sec.gov/Archives/edgar/data/1692705/000119312517302022/d282719df1a.htm

The following information supplements and updates the information contained in our company’s preliminary prospectus included in Amendment No. 2, or the preliminary prospectus. This free writing prospectus reflects the following amendments that were made to the preliminary prospectus. All references to page numbers are to page numbers in the preliminary prospectus.

The following has been added to the end of footnote 6 on page 212.

Mr. Yahui Zhou, general manager and chairman of the board of directors of Kunlun, served as a director of our company from February 2016 to February 2017.

The following has been added to the end of footnote 9 on page 212.

Mr. Tianyu Zhu served as a director of our company from February 2016 to September 2017.